Exhibit 99.1

PRESS RELEASE

CSL011020	11/14/11

Carlisle to Acquire Tri-Star Electronics International, Inc.

Maker of high-reliability interconnect components will bolster Carlisle’s leadership in aerospace and industrial sectors

CHARLOTTE, NORTH CAROLINA, November 14, 2011 - Carlisle Companies Incorporated (NYSE:CSL) today announced the signing of a definitive agreement to acquire Tri-Star Electronics International, Inc., a leading worldwide supplier of electronic interconnect components for mission-critical applications forcommercial aerospace, defense and industrial customers.Tri-Star is a portfolio company of Brockway Moran & Partners.The transaction is structured as a cash merger at an enterprise value of $285 million.The transaction is subject to customary closing conditions, including regulatory clearance, and is expected to close by December 31, 2011.The acquisition is expected to be accretive to Carlisle in the first year.SunTrust Robinson Humphrey, Inc. acted as exclusive financial advisor to Carlisle.

With annual sales of approximately $95 million, Tri-Star is based in El Segundo, California, with machining facilities in Riverside, California, and Lugano, Switzerland. The company is a supplier to the world’s leading aerospace, avionics and electronics companies. Tri-Star designs, manufactures and sells customized, high-reliability contacts and connectors critical for accurate and efficient transmission of data and power on aircraft and defense platforms, as well as in high-end industrial equipment. The business will operate as part of Carlisle Interconnect Technologies, a global provider of specialty wire and cable, and interconnect components for commercial and military aircraft, avionics systems, in-flight entertainment and communications systems.

David A. Roberts, Carlisle’s Chairman, President and CEO, said “We are excited about the acquisition of Tri-Star as the company adds capabilities and technology to strengthen our interconnect products business in very attractive aerospace and industrial sectors. Tri-Star has been consistently profitable and expands our product and service range to our customers.  We remain focused on adding higher margin, highly engineered products, and from this perspective,Tri-Star is an excellent fit for Carlisle.”

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances.  Actual results may differ materially from these expectations due to changes in global economic, business, competitive, market and regulatory factors.  More detailed information about these factors is contained in the Company’s filing with the Securities and Exchange Commission.  The Company undertakes no duty to update forward-looking statements.

About Carlisle Companies

Carlisle Companies Inc. is a global diversified company that designs, manufactures and markets a wide range of products that serve a broad range of niche markets including commercial roofing, energy, agriculture, lawn and garden, mining and construction equipment, aerospace and electronics, dining and food delivery, and healthcare. Through our group of decentralized operating companies led by entrepreneurial management teams we bring innovative product solutions to solve the challenges our customers face. Our 11,000 employees worldwide, who generated $2.5 billion in net sales in 2010, are focused on continuously improving the value of the Carlisle brand by developing the best products, insuring the highest quality and providing unequaled customer service in the many industries we serve. Learn more about Carlisle at www.carlisle.com.

CONTACT:           Steven J. Ford

Vice President & Chief Financial Officer

Carlisle Companies Incorporated

(704) 501-1100

http://www.carlisle.com